              FOURTEENTH AMENDMENT AND FORBEARANCE AGREEMENT

     This Fourteenth Amendment and Forbearance Agreement ("Agreement") is
entered into as of October 17, 2002, between Atchison Casting Corporation, a
Kansas corporation (the "Borrower"), Harris Trust and Savings Bank
("Harris"), as Agent (Harris in such capacity being hereinafter referred to as the "Agent"), and each Bank currently party to the Credit Agreement hereinafter identified and defined (the term "Bank Group" as used herein to mean each Bank now and from time to time hereafter party to the Credit
Agreement and the Agent under the Credit Agreement for such Banks).

                                BACKGROUND

     A. The Borrower, the Banks party thereto and the Agent entered into an
Amended and Restated Credit Agreement dated as of April 3, 1998 (such Credit
Agreement, as the same has been amended, waived, or otherwise modified prior to the date hereof, being referred to herein as the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

     B. The Borrower and Teachers Insurance and Annuity Association of America
("TIAA") executed and delivered that certain Note Purchase Agreement, dated July 29, 1994 (such Note Agreement, as the same has been amended, waived or otherwise modified prior to the date hereof, being referred to herein as the
"Note Agreement"), pursuant to which TIAA purchased $20,000,000 in aggregate principal amount of the Borrower's 8.44% Senior Notes due July 29,
2004 ("Teachers' Notes").

     C. The Borrower, TIAA, the Bank Group, and Harris entered into that certain
Intercreditor and Collateral Agency Agreement (as amended, the "Intercreditor
Agreement"), dated February 15, 2000, pursuant to which Harris was appointed as collateral agent (Harris, in such capacity, being the "Collateral
Agent").

     D. As of the date hereof, the Borrower is not in compliance with the Credit
Agreement as described on Schedule I attached hereto (collectively, the
"Existing Defaults").

     E. The Borrower, Guarantors, Bank Group, TIAA and the Collateral Agent have entered into that certain Cash Collateral Use Agreement dated as of December 18,
2001 to govern the use of the proceeds of the Collateral (as amended, the
"Cash Collateral Use Agreement").

     F. The Borrower has requested that the Bank Group temporarily waive, or at least temporarily forbear from enforcing its rights and remedies with respect to, the Existing Defaults during the period (such period, as the same may be terminated earlier pursuant to the terms hereof, being hereinafter referred to as the "Standstill Period") ending on April 3, 2003 (the "Standstill
Expiration Date"), on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, upon the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Bank Group agree as follows:

     1. Forbearance. Subject to the terms and conditions of this
Agreement, unless and until a Standstill Termination occurs:

          (a) Credit shall remain available under and subject to the Credit
     Agreement as modified hereby to the Borrower; and

          (b) The Bank Group will not enforce collection of the Obligations or enforce its Liens on the Collateral or exercise any other right or remedy available under the Loan Documents or otherwise against the Borrower or any
     Subsidiary by virtue of (i) the Existing Defaults and (ii) continued
     noncompliance with the covenants therein referenced.

     2. Amendments. Subject to the terms and conditions of this
Agreement, unless and until a Standstill Termination occurs the Credit Agreement is hereby amended as hereinafter set forth.

     3. The definition of "Fixed Asset and Intangibles Advance" appearing in
Paragraph 3 of the Thirteenth Amendment and Forbearance Agreement
("Thirteenth Amendment") and Paragraph 15 of the Twelfth Amendment and
Forbearance Agreement ("Twelfth Amendment") is hereby amended in its entirety to read as follows:

     "Fixed Asset and Intangibles Advance" means $53,158,000 during the period from October 17, 2002 through the Standstill Expiration Date unless such amount is adjusted by the Required Banks in connection with any amendment to the Credit Agreement; provided however that the foregoing amount shall be reduced, dollar-for-dollar, by the amount of any
     Commitment reductions made pursuant to paragraph 7 of this Agreement.

     4. Paragraph 4 of the Thirteenth Amendment, Paragraph 3 of the Twelfth
Amendment, Paragraph 3 of the Eleventh Amendment and Forbearance Agreement
("Eleventh Amendment") and Paragraph 2 of the Tenth Amendment and
Forbearance Agreement ("Tenth Amendment") are hereby amended in their entirety to read as follows:

          Maximum Exposure. During the Standstill Period, and subject to the further provisions of this paragraph, the Borrower must not at any time permit the aggregate principal amount outstanding on the Loans and Letters of Credit to exceed the lesser of (i) $69,065,991.63 (as such amount is reduced from time to time pursuant to the terms of the Credit Agreement and this Agreement, the "Maximum Exposure Cap") and (ii) the Borrowing
     Base as in effect from time to time. The Borrower shall immediately make such payments as are necessary to assure that the outstanding Loans and
     Letters of Credit do not exceed the lesser of

     (i) Maximum Exposure Cap and (ii) the Borrowing Base as in effect from time to time.

     5. Paragraph 5 of the Thirteenth Amendment, Paragraph 17 of the Twelfth
Amendment, Paragraph 11 of the Eleventh Amendment and Paragraph 15 of the Tenth
Amendment are hereby amended in their entirety to read as follows:

               Standstill Termination. As used in this Agreement,
          "Standstill Termination" means the occurrence of the Standstill
          Expiration Date, or, if earlier, the occurrence of any one or more of the following events:

               (a) any Event of Default occurs other than the Existing Defaults
          (as defined in the Fourteenth Amendment and Forbearance Agreement
          dated as of October 17, 2002 between the Borrower, the Agent and the
          Bank Group (the "Fourteenth Amendment")) and other than the continued noncompliance with the covenants referenced in Schedule I of the Fourteenth Amendment;

               (b) any failure (other than any failure constituting an Existing
          Default) by the Borrower or any Subsidiary for any reason to comply with any term, condition, or provision contained in this Agreement or any other Credit Document executed by it;

               (c) any holder of the Teachers' Notes or any other holder of Debt in excess of $100,000 of the Borrower or any Subsidiary shall commence any action to accelerate such Debt or begin any enforcement action for the collection of such Debt;

               (d) any forbearance or similar arrangements TIAA enters into with the Borrower shall terminate;

               (e) any forbearance or similar arrangements General Electric
          Capital Corporation enters into with the Borrower shall terminate;

               (f) any representation made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Credit Document executed by it or in any other document delivered by it pursuant thereto proves to be incorrect or misleading in any material respect when made (other than any such misrepresentation constituting an Existing Default);

               (g) the refinancing and payment or other satisfaction of the
          Teachers' Notes without a corresponding refinancing or satisfaction of the Obligations;

               (h) the Borrower or any Subsidiary is in breach of any of the obligations under the Cash Collateral Use Agreement;

                                      -3-

               (i) blocked account arrangements satisfactory to the Collateral
          Agent for the Borrower's Canadian accounts and for the Borrower's accounts at Exchange National Bank shall not be in place on or before
          November 15, 2002; or

               (j) the Required Banks, in their reasonable discretion, shall not have approved the A&M 2003 Plan (as hereinafter defined) on or before
          November 30, 2002.

         The occurrence of any Standstill Termination shall be deemed an Event of Default under the Credit Agreement. Upon the occurrence of a
         Standstill Termination, the Standstill Period is automatically terminated and the Bank Group is then permitted and entitled, among other things, to enforce collection of the Obligations, to enforce its liens on the Collateral, and to exercise any and all other rights and remedies that may be available under the Loan Documents or applicable law.

     6. Paragraph 6 of the Thirteenth Amendment, Paragraph 8 of the Twelfth
Amendment, Paragraph 8 of the Eleventh Amendment and Paragraph 9 of the Tenth
Amendment are hereby amended in their entirety to read as follows:

          Information. The Borrower and its Subsidiaries shall furnish to the Bank Group such information as any member of the Bank Group may reasonably request regarding the Borrower or any Subsidiary and its business, operations, and financial condition, as and when reasonably requested by any member of the Bank Group, and without any such request, the Borrower shall furnish to the Bank Group:

                           (a) as soon as available, and in any event no later
                  than 30 days after the close of each calendar month, a
                  consolidated balance sheet of the Borrower as at the close of such month and a consolidated and consolidating income
                  statement and consolidated and consolidating statement of cash flows of the Borrower for the month and for the fiscal
                  year-to-date then ended, each in the same form as the monthly financial statements currently furnished by the Borrower,
                  prepared in reasonable detail by the Borrower and its North
                  American Subsidiaries in a form acceptable to the Agent and certified by the Borrower's chief financial officer;

                           (b) as soon as available, and in any event no later
                  than 20 days after the close of each calendar month, a
                  Borrowing Base certificate showing the computation of the
                  Borrowing Base in reasonable detail as of the close of
                  business on the last day of such month, prepared by the
                  Borrower and certified to by its chief financial officer or such other officer acceptable to the Agent;

                                      -4-

                           (c) as soon as available, and in any event not later
                  than the 30th day of each calendar month, an inventory
                  certificate and an accounts receivable and accounts payable aging report, each prepared in reasonable detail by the
                  Borrower and its North American Subsidiaries in a form
                  acceptable to the Agent and certified to by the Borrower's chief financial officer;

                           (d) as soon as available, and in any event no later
                  than three Business Days after the close of each fiscal month, a cash flow report (on a consolidated and consolidating basis)
                  as of the close of business on the last day of such month
                  showing actual performance for such month and a cumulative variance (if any) for the month and for the forecast period from October 1, 2002 through the most recent month end,
                  prepared by the Borrower in reasonable detail and certified to by its chief financial officer or such other officer
                  acceptable to the Agent;

                           (e) as soon as available, and in any event no later
                  than the first Wednesday of each fiscal month, a 12-week cash flow projection (on a consolidated and consolidating basis)
                  for the Borrower and its North American Subsidiaries;

                           (f) as soon as available, and in any event no later
                  than the 3rd Business Day of each week, a report for the prior week containing sales, receipts, disbursements and invoices on a plant basis;

                           (g) as soon as available, and in any event no later
                  than November 15, 2002, a copy of the detailed fiscal year
                  2003 plan for the Borrower prepared by Alvarez & Marsal,
                  including monthly cash flow projections, borrowing base
                  forecast and financial forecasts and a weekly cash budget for the following 13 weeks (the "A&M 2003 Plan");

                           (h) no later than November 15, 2002, an analysis of
                  its insurance claims (the "Insurance Claims") and an
                  analysis of its accounting irregularity causes of action
                  (the "Subject Litigation"), including recommended
                  strategic action plans, time lines, proposed budgets and
                  estimated recovery ranges from the relevant experts retained by the Borrower with respect to the Insurance Claims and the
                  Subject Litigation and, promptly as developments occur,
                  updates with regard thereto;

                           (i) as soon as available, and in any event no later
                  than October 31, 2002, a complete list of all North American deposit accounts maintained by the Borrower or any Subsidiary certified

                                      -5-

                  by the Borrower's chief financial officer and including
                  average account balances for the past three months; and

                           (j) as soon as available, and in any event no later
                  than the time periods set forth in the Credit Agreement, all other reports and financial information required to be
                  delivered by the Borrower under Section 7.6 of the Credit
                  Agreement.

     7. Paragraph 7 of the Thirteenth Amendment, Paragraph 7 of the Twelfth
Amendment, Paragraph 6 of the Eleventh Amendment and Paragraph 4 of the Tenth
Amendment are hereby amended in their entirety to read as follows:

          Asset Sales and Reduction in Commitments. The Borrower hereby requests that the Banks consent to the sale or other disposition of certain assets (including causes of action) of the Borrower and its Subsidiaries from time to time and agree to release their Liens under the Collateral
     Documents on the Property so sold. Consent is hereby given to the sale or other disposition of such Property and agreement is hereby made to the release of such Liens on such Property so sold or disposed of, if and only if the Agent receives, out of the proceeds of such sale or disposition, for application to the Obligations, an amount equal to 87.12% of the net proceeds of such sale or disposition ("net proceeds" for such purposes to mean the gross proceeds of any such sale or disposition less only those ordinary and necessary capital gains taxes (to the extent actually paid at closing) and out-of-pocket transaction expenses in each case directly incurred and payable by the Borrower and its Subsidiaries as a result of such sale or disposition). Notwithstanding the foregoing, the terms of the sale of (i) any Subsidiary or (ii) assets (either individually or in the aggregate with other assets sold as a group) with either a fair market value or book value in excess of $250,000 must be approved by the
     Required Lenders. If the Borrower or any Subsidiary shall in connection with any asset sale or disposition accept a note or similar instrument, an equity interest or other non-cash compensation in lieu of cash, the
     Borrower or such Subsidiary shall take all such actions reasonably requested by the Agent to confirm that the Collateral Agent's security interest in such note, instrument, equity interest or other non-cash compensation, as applicable, continues to be perfected. Any reduction in the Obligations pursuant hereto shall be accompanied by a permanent reduction in the Commitments. All reductions in the Commitments required by this paragraph shall be applied to terminate the Commitments of each Bank pro rata in accordance with their Commitments. If the aggregate principal amount of the outstanding Loans and Letters of Credit exceeds the
     Commitments as reduced by this paragraph, the Borrower shall immediately and without notice or demand, pay the amount of such excess out of such proceeds to the Agent as a prepayment of the Loans and, if necessary, a prefunding of Letters of Credit (with such payment applied to

                                      -6-

     the Obligations as required by the Credit Agreement (after giving effect to, among other things, this Amendment)).

     The Borrower covenants and agrees to enter into an amendment and forbearance agreement with TIAA containing provisions in which it agrees to repay TIAA a portion of the Teacher's Note in an amount not in excess of
     12.88% of such net proceeds. In addition, the Borrower covenants and agrees not to amend or otherwise modify such provision with TIAA without the prior written consent of the Required Banks.

     The Banks will consider revising this Section in connection with the amendments contemplated by paragraph 8 of the Fourteenth Amendment but shall in no way be obligated to do so.

     8. Financial and Other Covenants.

     (a) No later than November 20, 2002, the Borrower shall hold a meeting with the Bank Group to discuss the A&M 2003 Plan and the projections, forecasts and budgets which are a part thereof. As soon as possible, but not later than
November 30, 2002, the Borrower and the Required Banks shall enter into an amendment to the Credit Agreement to implement financial covenants and covenants to protect against further deterioration in asset coverage or losses in business units or facilities; the Borrower acknowledges and agrees that the failure to complete, execute and deliver such an amendment by such date shall constitute an immediate Standstill Termination.

     (b) No later than October 31, 2002, the Borrower and the Required Banks shall have executed joint prosecution/unity of interest agreements in forms reasonably acceptable to the Required Banks relating to the Insurance Claims and the Subject Litigation (the "Joint Prosecution Agreements"). After the
execution of the Joint Prosecution Agreements, the Borrower shall promptly share with the Banks all relevant information regarding the Subject Litigation and the
Insurance Claims. The Borrower and the Required Banks shall negotiate mutually acceptable litigation strategy, including budgets, action plans and settlement parameters with respect to the Subject Litigation and the Insurance Claims; it
being understood that failure to reach mutual agreement by November 30, 2002 shall, upon the Required Banks' written notice to the Borrower, constitute a
Standstill Termination.

     9. Mandatory Prepayments. The Borrower shall, on or prior to January
31, 2003, pay down the Obligations and the Teachers' Notes pro rata by not less than $4,000,000, and shall, on or prior to February 28, 2003 (or such later date as shall be approved in writing by the Required Banks), pay down the
Obligations and the Teachers' Notes pro rata by not less than an aggregate amount (including all payments made between the date hereof and
January 31, 2003) of $11,000,000; provided, however, that net proceeds applied to the Obligations and the Teachers' Notes from the sale of
Inverness shall not be included in determining the Borrower's compliance with this paragraph. Any reduction in the Obligations pursuant hereto shall be accompanied by a permanent reduction in the Commitments.

                                      -7-

     10. Inverness Disposition. The Borrower has represented to the Banks that it intends to market the assets of Inverness Castings Group, Inc.
("Inverness"). By no later than October 25, 2002, the Borrower shall have retained an investment banker to assist the Borrower in its plan to market and dispose of Inverness. The Borrower shall use its reasonable efforts to consummate such sale on reasonably acceptable terms and shall provide to the
Bank Group a time line for the marketing and sale of Inverness (which must be reasonably satisfactory to the Required Banks) by no later than November 15,
2002. The Borrower's failure to provide such a time line to the Bank Group by
November 15, 2002 shall constitute an immediate Standstill Termination and the
Borrower's failure to perform in accordance therewith shall, upon the Required
Banks' written notice to the Borrower, constitute a Standstill Termination.

     11. Engagement of a Chief Restructuring Officer. The Borrower shall at all times during the Standstill Period engage the services of a Chief
Restructuring Officer ("CRO") (who can be a consultant and not an officer of the Borrower, provided that, if in the opinion of the Agent, the restructuring efforts are not satisfactory then the Borrower will be required to retain an officer promptly upon notice from the Agent) who shall report to
Borrower's Chief Executive Officer and be responsible for monitoring and assessing financial performance and viability, assisting in debt restructuring, monitoring relationships with other creditors, assisting in evaluating asset sales and dealing with foreign entity, leases and other issues and who shall be available to the Bank Group for questions, reports and updates; provided, however, if the CRO resigns, is removed or is unable to perform his or her duties, it shall not constitute a default, if a new CRO reasonably acceptable to the Required Banks is appointed by the Borrower within 30 days.

     12. Loan Documents Remain Effective. Except as expressly set forth in this Agreement, the Credit Documents remain unchanged and in full force and effect. Without limiting the foregoing, the Borrower and its Subsidiaries shall comply with all of the terms, conditions, and provisions of the Credit Documents as modified hereby except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Agreement.

     13. Acknowledgement of Debt; Acknowledgement of Liens. As of
the date hereof, the following aggregate principal amounts are outstanding on the Revolving Loans, Swing Loans and Letters of Credit:

                                                  AGGREGATE PRINCIPAL
         TYPE OF CREDIT:                          AMOUNT OUTSTANDING:

         Revolving Loans                            $57,516,469.36
         Swing Loans                                      $0
         Letters of Credit                           $9,145,955.00

The Borrower hereby confirms its promise to pay, and each Guarantor hereby confirms its guaranty of repayment of, the principal of and interest on the
Obligations in accordance with the terms of the Credit Agreement, as modified by this Agreement, without defense, set-off, counterclaim or reduction of any nature whatsoever. The Borrower represents there are currently

                                      -8-

no Events of Default other than the Existing Defaults. The Borrower and each
Guarantor hereby acknowledges and confirms that: (i) the Obligations will continue to be secured by Liens on all accounts, chattel paper, instruments, documents, general intangibles, investment property, deposits, inventory, equipment and substantially all other assets and properties of the Borrower and
Guarantors' pursuant to the mortgages, security agreements and other instruments and documents heretofore executed and delivered by the Borrower and the
Guarantors to or for the benefit of the Bank Group; (ii) such mortgages, security agreements and other instruments and documents, and the rights and remedies of the Bank Group thereunder, the obligations of the Borrower and each
Guarantor thereunder, and the Liens created and provided for thereunder, in each case remain in full force and effect and shall not be affected, impaired or discharged hereby; and (iii) nothing herein contained shall in any manner affect or impair the priority of the Liens and security interests created and provided for thereby as to the obligations which would be secured thereby prior to giving effect to this Agreement.

     14. Release. In consideration of the Required Banks' execution of this Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, (x) the Borrower and each Guarantor hereby acknowledges that it has no defense, counterclaim, offset, cross-complaint, claim, or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to pay or perform any of the Obligations, or to pay or perform any of its other obligations with respect to any other loans or other extensions of credit or financial accommodations made available to or for its account by any one or more members of the Bank Group, or to seek affirmative relief or damages of any kind or nature from the Bank Group, and (y) the
Borrower and each Guarantor does hereby fully, unconditionally, and irrevocably forever relieve, relinquish, release, waive, discharge, and hold harmless the
Bank Group and each of its members and each of its members' current and former shareholders, directors, officers, employees, agents, attorneys, successors, and assigns of and from any and all claims, debts, actions, causes of action, liabilities, demands, obligations, promises, acts, agreements, costs, expenses
(including but not limited to reasonable attorneys' fees) and damages of whatsoever kind and nature, whether now known or unknown, based upon, resulting from, arising out of, or in connection with loans or other extensions of credit or financial accommodations made by any one or more members of the Bank Group from time to time to or for the account of the Borrower or any Subsidiary, including, without limitation, any Loans made under, and Letters of Credit issued under, the Credit Agreement or in any way connected with or related to any other instrument or document executed or delivered in connection therewith and/or the administration or collection thereof and/or collateral therefor or guaranties thereof.

     15. No Waiver and Reservation of Rights. The Bank Group is not
waiving the Existing Defaults, but is simply agreeing to forbear from exercising its rights with respect to the Existing Defaults to the extent expressly set forth in this Agreement. The Bank Group is not obligated in any way to continue beyond the Standstill Period to forbear from enforcing its rights or remedies, and the Bank Group is entitled to act on the Existing Defaults after the occurrence of a Standstill Termination as if such defaults had just occurred and the Standstill Period had never existed. The Bank Group makes no representations as to what actions, if any, the Bank Group will take after the Standstill Period or upon the occurrence of any Standstill Termination, an Event of Default, or an
event which with notice or lapse of time, or both, would constitute an Event of
Default, and the Bank Group must and does hereby specifically reserve any and all rights and

                                      -9-

remedies it has (after giving effect hereto) with respect to the Existing
Defaults and each other Event of Default that may occur.

     16. Integration. This Agreement is intended by the Bank Group as a final expression of its agreement as to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions of that agreement.

     17. Effectiveness. This Agreement shall take effect upon the satisfaction of the following conditions:

     (a) the acceptance (without modification) by the Required Banks and the
Borrower in the spaces provided for that purpose below;

     (b) the execution by the Guarantors of the acknowledgment attached hereto;

     (c) the execution and delivery by the Borrower of a Supplemental Security
Agreement pursuant to which the Borrower grants to the Collateral Agent a security interest in its commercial tort claims relating to the Subject
Litigation;

     (d) the Borrower shall have delivered to the Bank Group a weekly cash flow budget for the period from the date hereof through and including December 31,
2002 and the same shall be satisfactory to the Required Banks;

     (e) the Borrower shall have delivered to the Bank Group a cash budget for the wind down of LaGrange Foundry, Inc. and the same shall be satisfactory to the Agent;

     (f) General Electric Capital Corporation ("GECC") and the Borrower
shall have restructured the indebtedness of the Borrower owing to GECC on terms reasonably acceptable to the Required Banks;

     (g) TIAA shall have extended its standstill termination date to April 3,
2003 in a manner reasonably acceptable to the Agent; and

     (h) the past due fees and expenses of the Agent's professionals through
September 30, 2002 shall have been paid in full.

The Borrower acknowledges and agrees that, for purposes of the Cash Collateral
Use Agreement, the weekly cash flow budget referred to in the foregoing clause
(d) shall be deemed the "Operating Period Budget" for the period from the date hereof through and including December 31, 2002 (subject to any revisions thereto contained in the A&M 2003 Plan, to the extent reasonably acceptable to the
Required Banks) and thereafter the weekly cash budget delivered to the Bank
Group pursuant to clause (e) of paragraph 6 of this Fourteenth Amendment shall be deemed the "Operating Period Budget" provided the same is reasonably acceptable to the Collateral Agent. By its acceptance hereof, the Borrower and each Guarantor hereby represent that they have duly considered the consequences of this Agreement after consultation with counsel and such other advisors as each deems appropriate under the circumstances, each

                                      -10-

has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that the same does bind each of them hereto.
By their acceptance hereof, the Required Lenders authorize the Collateral Agent to release $1,106,042.74 (representing tax refunds (and interest thereon)
previously received by the Borrower) from the Cash Collateral Account for disbursement to the Borrower in accordance with such Operating Period Budget.

     18. Warrants in Connection With Total Debt Restructuring. The
Borrower acknowledges that, in consideration of a total debt restructuring, the
Borrower will, at the time of such restructuring, issue warrants to participating members of the Bank Group in such amount and upon such terms as such Banks and Borrower may agree; provided, that the amount of such warrants shall be determined by April 3, 2003. Nothing herein shall constitute a commitment by the Bank Group, or any Bank, or the Borrower to effect any such restructuring.

     19. Submission to Jurisdiction; Waiver of Jury Trial. The
Borrower and each Guarantor hereby submits to the non-exclusive jurisdiction of the United States District Court for the Northern District of Illinois and of
any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan
Documents or the transactions contemplated hereby or thereby. The Borrower and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE
BORROWER, EACH GUARANTOR, THE AGENT, AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY
AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR
RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS
CONTEMPLATED HEREBY OR THEREBY.

     20. Miscellaneous. The Borrower shall pay all costs and expenses of the Bank Group incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the administration of the Loan
Documents and the transactions contemplated thereby, including the reasonable fees and expenses of counsel to the Bank Group. This Agreement shall be governed by and construed in accordance with Illinois law (without regard to principles of conflicts of laws).

                                      -11-

     This Fourteenth Amendment and Forbearance Agreement is entered into between the parties hereto as of the date and year first above written.

                               ATCHISON CASTING CORPORATION

                               By:     /s/ Kevin T. McDermed
                               Name:   Kevin T. McDermed
                               Title:  VP & Treasurer

                                      -12-

                              HARRIS TRUST AND SAVINGS BANK, in its individual
                                 capacity as a Bank and as Agent

                              By:     /s/ Betzaida Erderlyi
                              Title:  Vice President

                              COMMERCE BANK, N.A.

                              By:     Dennis R. Block
                              Title:  Senior Vice President

                              US BANK NATIONAL ASSOCIATION (f/k/a Firstar Bank,
                                 N.A.), (f/k/a Firstar Bank, N.A. Overland park,
                                 f/k/a Firstar Bank Midwest, N.A., f/k/a
                                 Mercantile Bank)

                              By:     Craig D. Buckley
                              Title:  Vice President

                              KEY BANK NATIONAL ASSOCIATION

                              By:     _______________________________________
                              Title:  _______________________________________

                                      -13-

                              COMERICA BANK

                              By:     /s/ Andrew R. Craig
                              Title:  Vice President

                              HIBERNIA NATIONAL BANK

                              By:     _______________________________________
                              Title:  _______________________________________

                              NATIONAL WESTMINSTER BANK PLC

                              Nassau Branch

                              By:     /s/ Geoff Cruickshank
                              Title:  Head of Special Situations
                                      Specialized Lending Services

                              New York Branch

                              By:     /s/ Geoff Cruickshank
                              Title:  Head of Special Situations
                                      Specialized Lending Services

                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                              (successor by merger to Norwest Bank
                              Minnesota, N.A.)

                              By:     _______________________________________
                              Title:  _______________________________________

                                      -14-

                                   SCHEDULE I
                                EXISTING DEFAULTS

     1. Noncompliance with minimum current ratio requirement set forth in
Section 7.15(a) of the Credit Agreement.

     2. Noncompliance with the minimum Stockholder's Equity requirement set forth in Section 7.15(b) of the Credit Agreement.

     3. Noncompliance with the maximum Consolidated Total Senior Debt to Total
Capitalization requirement set forth in Section 7.15 (c) of the Credit
Agreement.

     4. Noncompliance with the maximum Consolidated Total Senior Debt to Total
Capitalization ratio set forth in Section 7.15(d) of the Credit Agreement.

     5. Noncompliance with the minimum Fixed Charge Coverage Ratio set forth in
Section 7.15(e) of the Credit Agreement.

     6. Noncompliance with the maximum Senior Debt to EBITDA ratio set forth in
Section 7.15(f)(i) of the Credit Agreement.

     7. Noncompliance with the maximum Total Debt to EBITDA ratio set forth in
Section 7.15(f)(ii) of the Credit Agreement.

     8. Noncompliance with Section 8.1(d) of the Credit Agreement resulting from a default under the indebtedness permitted by Section 7.16(b) of the Credit
Agreement.

     9. Noncompliance with Section 7.20 of the Credit Agreement resulting from the $1,000,000 intercompany advance made by the Borrower to Atchison Casting UK
Limited in August, 2001.

     10. Noncompliance with the minimum EBITDA requirement set forth in Section
10 of Tenth Amendment and Forbearance Agreement.

     11. Noncompliance with the minimum cumulative EBITDA requirement set forth in Section 11 of Twelfth Amendment and Forbearance Agreement for the months of
February through June, 2002.

     12. Noncompliance with Section 8.1(d) of the Credit Agreement resulting from a default under the indebtedness permitted by Section 7.16(d) of the Credit
Agreement.

     13. Noncompliance with Section 8.1(d) of the Credit Agreement resulting from General Electric Capital Corporation's call of the Borrower's guarantee of
Fonderie d'Autun SA's lease obligations.

     14. Breach of representations and warranties reaffirmed under Section
6.2(c) of the Credit Agreement in connection with extensions of additional credit due to the noncompliance described above.

     15. Noncompliance with the minimum cumulative EBITDA requirement set forth in Section 9 of Thirteenth Amendment and Forbearance Agreement for the period from July 1, 2002 through July 31, 2002 and for the period from July 1, 2002 through August 31, 2002.

                                      -2-

                     GUARANTOR'S ACKNOWLEDGMENT AND CONSENT

     Each of the undersigned has heretofore executed and delivered to the Agent and each Bank a Guaranty Agreement. Each of the undersigned hereby consents to the Fourteenth Amendment and Forbearance Agreement as set forth above and confirms that its Guaranty Agreement and all of its respective obligations thereunder remain in full force and effect for the benefit of all the
Obligations (as such term is defined in the Credit Agreement and in the Guaranty
Agreements, it being understood and agreed that as so defined, such term includes the Bridge Loans). Each of the undersigned also heretofore executed and delivered various Security Agreements. Each of the undersigned hereby acknowledges and agrees that the Liens created and provided for by each Security
Agreement continue to secure, among other things, the Obligations (as such term is defined in the Credit Agreement and in the Security Agreements, it being understood and agreed that as so defined, such term includes the Bridge Loans);
and each Security Agreement and the rights and remedies of the Secured Creditors thereunder, the obligations of each of the undersigned thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of liens and security interests created and provided for by the Security Agreements as to the indebtedness which would be secured thereby prior the giving effect to the Fourteenth Amendment and
Forbearance Agreement.

                              AMITE FOUNDRY AND MACHINE, INC.
                              PROSPECT FOUNDRY, INC.
                              QUAKER ALLOY, INC.
                              CANADIAN STEEL FOUNDRIES, LTD.
                              KRAMER INTERNATIONAL, INC.
                              EMPIRE STEEL CASTINGS, INC.
                              LAGRANGE FOUNDRY INC.
                              THE G&C FOUNDRY COMPANY
                              LOS ANGELES DIE CASTING INC.
                              CASTCAN STEEL LTD.
                              CANADA ALLOY CASTINGS, LTD.
                              PENNSYLVANIA STEEL FOUNDRY & MACHINE COMPANY
                              SPRINGFIELD IRON CORP. (f/k/a Jahn Foundry Corp.)
                              INVERNESS CASTINGS GROUP, INC.
                              DU-WEL PRODUCTS, INC.
                              DAVIS CASTING AND ASSEMBLY, INC.
                              CLAREMONT FOUNDRY, INC.
                              LONDON PRECISION MACHINE & TOOL LTD.

                              By:     /s/ Kevin T. McDermed
                              Title:  Vice President

                              GILMORE INDUSTRIES, INC.

                              By:     /s/ John R. Kujawa
                              Title:  President

                              PRIMECAST INCORPORATED

                              By:     /s/ William Jonas
                              Title:  Vice President